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                    October 12, 2022

       Matthew Galvanoni
       Chief Financial Officer and Chief Accounting Officer
       Pilgrim's Pride Corporation
       1770 Promontory Circle
       Greeley, CO 80634-9038

                                                        Re: Pilgrim's Pride
Corporation
                                                            Form 10-K for the
Year Ended December 26, 2021
                                                            Filed February 18,
2022
                                                            File No. 001-09273

       Dear Matthew Galvanoni:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing